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                                                                    EXHIBIT 12.1


                               OCEAN ENERGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (dollar amounts in thousands)


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

                                                                                                              FOR THE SIX
                                                                    YEAR ENDED                                MONTHS ENDED
                                                                    DECEMBER 31,                                JUNE 30,
                                           -----------------------------------------------------------   ---------------------
                                             1993        1994          1995         1996       1997         1997        1998
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------
Income (loss) before income taxes,
    including extraordinary item           $  10,710   $(189,253)   $   3,816    $  81,215   $  72,312   $  50,082   $(246,488)
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------

Interest and debt expense                      7,587      13,547       35,565       40,765      49,134      22,741      21,941

Capitalized interest                            --           446        3,882        7,408      12,802       5,001      15,049

Assumed interest portion of rent expense         301         424          519          466         785         434         404

Preferred stock dividends                      2,427        --          2,404        2,480        --          --          --
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------

Total fixed charges                        $  10,315   $  14,417    $  42,370    $  51,119   $  62,721   $  28,176   $  37,394
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------

Income (loss) before income taxes
   and interest and debt expense           $  18,297   $(175,706)   $  39,381    $ 121,980   $ 121,446   $  72,823   $(224,547)
                                           ---------   ---------    ---------    ---------   ---------   ---------   ---------

Ratio of earnings to fixed charges               1.8          (1)          (1)         2.4         1.9         2.6          (1)

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   (1) Earnings were not sufficient to cover fixed charges for the indicated
       periods.